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                                   EXHIBIT 99





FOR IMMEDIATE RELEASE

Contacts:
Theodore Gillette                            Noonan/Russo Communications,Inc.
Chairman, President and CEO                  212-696-4455
Rick Welch, CFO                              Jessica Livingston (investors)
Vision Twenty-One                            ext. 229
813-545-4300                                 Heather Hennessy (media) ext. 274
                                             e-mail: news@noonrusso.com


           VISION TWENTY-ONE OBTAINS $50 MILLION BANK CREDIT FACILITY


Largo, FL - - February 2, 1998 - - Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care practice management company, today announced that it has closed on a $50 million bank credit facility with the Bank of Montreal, as Agent.

The $50 million credit facility will be used to repay the Company's outstanding balance of $26 million under its Bridge Facility with Prudential Securities. The remaining balance under the credit facility shall be principally utilized for acquisitions, as well as for working capital and general corporate purposes. The facility includes a $10 million revolver and a $40 million acquisition line with a final maturity of January 2003.

Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, Inc., stated, "We were pleased with the Bank of Montreal's professionalism, thoroughness in the approval process and commitment to an aggressive and timely closing while providing attractive pricing alternatives. The credit facility will provide us with flexibility to complete practice acquisitions in an expeditious manner as we continue to further our growth strategy of expanding our Local Area Delivery Systems, (LADS(TM)) into key markets."

Vision Twenty-One, Inc. provides a wide range of management and administrative services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company. Vision Twenty-One provides its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers deliver eye care services. In addition, the Company has 6,190 eye care professionals available for potential managed care business in future markets.


                                     -more-


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Statements contained in this press release that are not based on historical fact, including statements regarding future borrowing capabilities and future acquisitions, expansion, and integration of LADS. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated the Company's ability to successfully and profitably manage its managed care practices; the Company's ability to retain key employees and agents of acquired businesses and managed practices; any loss of significant management contract(s); profitability at sites managed by Vision Twenty-One; the ability of the Company to successfully integrate its acquisitions; the ability of the Company to effectively manage the cost of its acquisitions; any material impact on future revenues of its acquired businesses; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; the ability of the Company to retain managed care contracts with acceptable terms; the ability of the Company to comply with the terms of the credit facility and to obtain at reasonable terms other financing as necessary or desirable in the future; and other risks, including those identified in the Company's most recent 10-Q and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

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Editor's Note: This press release is available on http://www.noonanrusso.com